Exhibit 10.21

[ * ] – CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, iTEM 601(B)(10).  sUCH EXCLUDED INFORMATION IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Revenue Participation Right Purchase Agreement

By and Between

Cytokinetics, Incorporated

and

Royalty Pharma Investments 2019 ICAV

Dated as of January 7, 2022

i

Table of Contents

(continued)

ii

REVENUE PARTICIPATION RIGHT PURCHASE AGREEMENT

This Revenue Participation Right Purchase Agreement, dated as of January 7, 2022, (this “Agreement”), is made and entered into by and between Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Buyer”), and Cytokinetics, Incorporated, a Delaware corporation (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is in the business of, among other things, developing and commercializing the Product; and

Whereas, the Buyer desires to acquire the Revenue Participation Right from the Seller in exchange for payment of the Purchase Price, and the Seller desires to sell the Revenue Participation Right to the Buyer in exchange for the Buyer’s payment of the Purchase Price, in each case on the terms and conditions set forth in this Agreement.

Now Therefore, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

Article 1

PURCHASE, SALE AND ASSIGNMENT OF THE Revenue Participation Right

Section 1.1Purchase, Sale and Assignment.  Upon the terms and subject to the conditions of this Agreement, on the date hereof, in exchange for the Buyer’s payment of the Initial Purchase Price and the Buyer’s promise to pay any Additional Purchase Price, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Revenue Participation Right free and clear of all Liens (other than Liens created by the Buyer). For the avoidance of doubt, the Revenue Participation Right does not represent any right, title or interest in the Intellectual Property Rights.

Section 1.2Purchase Price. The purchase price for the Revenue Participation Right shall consist of the Initial Purchase Price and any Additional Purchase Price (collectively, the “Purchase Price”). Subject to the conditions precedent set forth in Article 4, on the date hereof, the Buyer shall pay to the Seller an initial purchase price in an amount of Fifty Million Dollars ($50,000,000) (the “Initial Purchase Price”).  The Additional Purchase Price, if any, shall be paid in accordance with Section 2.2.

Section 1.3No Assumed Obligations, Etc.  Notwithstanding any provision in this Agreement to the contrary or any other agreement between the parties or their Affiliates, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Revenue Participation Right and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter.

Section 1.4True Sale.  It is the intention of the parties hereto that the sale, transfer, assignment and conveyance of the Revenue Participation Right contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. The Seller hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right under applicable laws, which waiver shall, to the maximum extent permitted by applicable laws, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Right as a sale of “accounts” or “payment intangibles” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the debtor and the seller and the Buyer as the secured party and the buyer in respect of the Revenue Participation Right. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Buyer, as security for the payment of amounts to the Buyer equal to the Purchase Price (including a market rate of return thereon) and all other obligations of the Seller hereunder, less all Royalty Payments received by the Buyer pursuant to this Agreement, a security interest in and to all right, title and interest in, to and under the Revenue Participation Right, the Royalty, the Royalty Payments (including, for the avoidance of doubt, accounts and payment intangibles (each as defined in the UCC) of the Seller that comprise the Revenue Participation Right or Royalties or proceeds thereof) and the Product Assets and all products and proceeds of any of the foregoing whether now owned or existing or hereafter acquired or arising (the “Back-Up Security Interest”), and the Seller does hereby authorize the Buyer, from and after the date hereof, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect the Back-Up Security Interest; provided that such Back-Up Security Interest shall be terminated without any action or notice of any party upon termination of this Agreement as provided in Section 7.1, Section 7.2 or Section 7.3. Following the termination of this Agreement as provided in Section 7.1, Section 7.2 or Section 7.3, upon the Seller’s request, the Buyer shall, at the expense of the Seller, file a UCC-3 termination statement terminating the security interest granted in this Section.

Article 2

CLOSING

Section 2.1Closing.  The closing shall take place on the date hereof subject to the conditions set forth in Article 4 having been satisfied, or at such other place, time and date as the parties hereto may mutually agree.

Section 2.2Payment of Initial Purchase Price and Additional Purchase Price.

(a)Payment of Initial Purchase Price.  On the date hereof, the Buyer shall pay to the Seller the Initial Purchase Price by wire transfer of immediately available funds to one or more accounts specified by the Seller.

(b)Payment of oHCM Payment.  Following the Initiation of the first Pivotal Clinical Trial in oHCM (the “Triggering oHCM Trial”), the Seller shall provide prompt written notice thereof to the Buyer.  Within [ * ] Business Days following receipt of such notice, the Buyer shall pay Fifty Million Dollars ($50,000,000) by wire transfer of immediately available funds to one or more accounts specified by the Seller (the “oHCM Payment”). No such payment shall be due if this Agreement has been terminated pursuant to Section 7.1, Section 7.2 or Section 7.3 (unless reinstated pursuant to Section 7.5).

(c)Payment of nHCM Payment.  Following the Initiation of the first Pivotal Clinical Trial in nHCM (the “Triggering nHCM Trial”), the Seller shall provide prompt written notice thereof to the Buyer.  At Seller’s option (as indicated in the notice), the Buyer shall pay Fifty Million Dollars ($50,000,000) within [ * ] Business Days following receipt of such notice (the “nHCM Payment”). No such payment shall be due if this Agreement has been terminated pursuant to Section 7.1, Section 7.2 or Section 7.3 (unless reinstated pursuant to Section 7.5).

Section 2.3Other Indication Purchase Price.  In the event that the Seller intends to develop the Product in any Other Indication and the Product has in Seller’s reasonable opinion achieved proof of concept results in a Clinical Trial in such Other Indication, the Seller and the Buyer shall negotiate in good faith any additional purchases of royalties by the Buyer (the payment of which shall be the “Other Indication Purchase Price”) with respect to the development of the Product in such Other Indication and amend this Agreement to provide any additional royalties purchased by and payable to the Buyer in consideration for such additional purchases and enter into additional documentation as the Seller and the Buyer may negotiate in good faith. The Seller shall provide to the Buyer such information relating to Clinical Trials in any Other Indication as the Buyer may reasonably request from time to time in connection with the negotiation of the Other Indication Purchase Price.

Section 2.4Bill of Sale. On the date hereof, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Revenue Participation Right in form attached hereto as Exhibit A.

Section 2.5Form W-9. On the date hereof, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W-9 certifying the Seller’s U.S. tax identification number and that the Seller is exempt from U.S. federal “backup” withholding tax. The Seller acknowledges that the Buyer may provide or disclose such documentation to the U.S. Internal Revenue Service or other governmental authorities or agencies. The Buyer may request an updated IRS Form W-9 prior to paying the oHCM Payment, the nHCM Payment or any Other Indication Purchase Price.

Section 2.6[ * ].

Article 3

REPRESENTATIONS AND WARRANTIES

Section 3.1Seller’s Representations and Warranties.  The Seller represents and warrants to the Buyer that as of the date hereof:

(a)Existence; Good Standing.  The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)Authorization.  The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

(c)Enforceability.  This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)No Conflicts.  The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Seller, (ii) contravene or conflict with or constitute a default under any law or Judgment binding upon or applicable to the Seller except for such contraventions, conflicts, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or contravene or conflict with or constitute a material default under any material agreement binding upon or applicable to the Seller.

(e)Consents.  Except for the consents that have been obtained on or prior to the date hereof or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

(f)No Litigation.  There is no action, suit, investigation or proceeding pending, or, to the Knowledge of the Seller, threatened (in writing) before any Governmental Entity to which the Seller is a party that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(g)Compliance.

(i)All applications, submissions, information and data related to the Product submitted or utilized as the basis for any request to the FDA, the EMA, the MHRA or the PMDA by or on behalf of the Seller were true and correct in all material respects as of the date of such submission or request, and any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.

(ii)The Seller has not committed any act, made any statement or failed to make any statement in respect of the Product that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or any other Regulatory Authority to invoke similar policies, set forth in any applicable laws or regulations.

(iii)The Seller has provided to the Buyer prior to the date hereof true, correct and complete copies of all material written communications sent or received by the Seller and its Affiliates, to or from the FDA, the EMA, the MHRA or the PMDA that relate to the Product since January 1, 2018.

(iv)Since January 1, 2019, (A) there have been no Safety Notices, (B) to the Knowledge of the Seller, there are no unresolved material product complaints with respect to the Product, which would reasonably be expected to result in a Material Adverse Effect, and (C) to the Knowledge of the Seller, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in a material Safety Notice with respect to any Product. Except as set forth in Schedule 3.1(g) of the Disclosure Schedule, the Seller has not experienced any significant failures in the manufacturing of the Product for clinical use or commercial sale that have not been resolved, or that would, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect.

(v)The Seller is and has been in compliance with all applicable laws administered or issued by the FDA or any similar Regulatory Authority, including the Federal Food, Drug, and Cosmetic Act, applicable requirements in FDA regulations, and any orders issued by FDA or similar Regulatory Authorities, and all other laws regarding ownership, developing, testing, manufacturing, packaging, storage, import, export, disposal, marketing, distributing, promoting, and complaint handling or adverse event reporting for the products of the Seller, except to the extent that such failure to comply with such applicable laws would not reasonably be expected to result in a Material Adverse Effect.

(h)Licenses and Other Agreements.

(i)In-Licenses.  There are no In-Licenses.

(ii)Out-Licenses.  There are no Out-Licenses other than the Ji Xing Collaboration Agreement (the “Existing Out-License”). There are no sales of royalties or agreements to sell royalties related to the Product other than pursuant to the RTW Agreement.  A true, correct and complete copy of the Existing Out-License and a true, correct and complete copy (but for redactions that would not reasonably be expected to impact the Buyer’s interest in the Revenue Participation Right, the Royalty, the Product Assets or the Back-Up Security Interest) of the RTW Agreement has been provided to the Buyer by the Seller prior to the date hereof.

(iii)Validity and Enforceability of Out-License. The Existing Out-License is a valid and binding obligation of the Seller and, to the Knowledge of the Seller, the counterparty thereto, enforceable against the Seller and, to the Knowledge of the Seller, the counterparty thereto, as applicable, in accordance with its terms except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). The Seller has not received any written notice in connection with the Existing Out-License challenging the validity, enforceability or interpretation of any provision of such agreement.

(iv)No Termination. The Seller has not (A) given notice to the counterparty of the termination of the Existing Out-License (whether in whole or in part) or any notice to the counterparty expressing any intention or desire to terminate the Existing Out-License or (B) received from the counterparty thereto any written notice of termination of the Existing Out-License (whether in whole or in part) or any written notice from the counterparty expressing any intention or desire to terminate the Existing Out-License.

(v)No Breaches or Defaults; No Exercise of Certain Rights. There is and has been no material breach or default under any provision of the Existing Out-License or the RTW Agreement either by the Seller or, to the Knowledge of the Seller, by the applicable counterparty thereto, and to the Knowledge of the Seller, there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by the Seller or by the counterparty to each such agreement.  With respect to the RTW Agreement, (i) the Seller has not delivered a Funding Request with regard to the First Tranche or the Second Tranche, (ii) executed or delivered the Seller Security Agreement or (iii) sold, transferred or assigned or conveyed the Acquired Intangibles (all terms used in this sentence but not defined in this Agreement having the meanings ascribed to them in the RTW Agreement).  The RTW Termination Notice has been delivered to RTW pursuant to and in accordance with the RTW Agreement, and such RTW Termination Notice is the only notice required to terminate the RTW Agreement, which termination of the RTW Agreement shall, without any further action on the part of the Seller or RTW or any other party, become effective within [ * ] after delivery thereof.  A true, correct and complete copy of the RTW Termination Notice has been delivered to the Buyer prior to the date hereof.

(vi)Payments Made. The counterparty of the Existing Out-License has made all payments to the Seller required under the Existing Out-License as of the date hereof.  The Seller has made all payments to the counterparty of the RTW Agreement required under the RTW Agreement as of the date hereof.

(vii)No Assignments. The Seller has not consented to any assignment by the counterparty to the Existing Out-License or the RTW Agreement of any of its rights or obligations under the Existing Out-License or the RTW Agreement, as applicable, and, to the Knowledge of the Seller, the counterparty has not assigned any of its rights or obligations under the Existing Out-License or the RTW Agreement, as applicable, to any Person.

(viii)No Indemnification Claims. The Seller has not notified any Person of any claims for indemnification under the Existing Out-License or the RTW Agreement, nor has the Seller received any claims for indemnification under the Existing Out-License or the RTW Agreement.

(ix)No Infringement. The Seller has not received any written notice from, or given any written notice to, the counterparty to the Existing Out-License regarding any infringement of any of the existing Patent Rights licensed thereunder.

(i)No Liens; Title to Revenue Participation Right.  None of the Product Rights is subject to any Lien, except for Permitted Liens.  Upon payment of the Initial Purchase Price by the Buyer, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Revenue Participation Right, free and clear of all Liens (other than Liens created by the Buyer).

(j)Intellectual Property.

(i)Schedule 3.1(j)(i) of the Disclosure Schedule, which has been provided separately to Buyer’s counsel, lists all of the existing Patents included within the Patent Rights. Except as set forth on Schedule 3.1(j)(i) of the Disclosure Schedule, the Seller is the sole and exclusive owner of all of the existing Patent Rights.  Schedule 3.1(j)(i) of the Disclosure Schedule specifies as to each listed patent or patent application the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent or application numbers.  Schedule 3.1(j)(i) of the Disclosure Schedule specifies any Person other than the Seller owning or having an interest in such Patent Right, including the nature of such interest.

(ii)The Seller has not received any written notice from any Third Party challenging the inventorship or ownership of the rights of the Seller in and to, or the patentability, validity or enforceability of, any of the existing Patent Rights, or asserting or alleging that the development, manufacture or importation of the Product prior to the date hereof infringed or misappropriated the intellectual property rights of such Third Party or that the development, manufacture, importation, sale, offer for sale or use of the Product will infringe, misappropriate or otherwise violate the intellectual property rights of such Third Party.

(iii)All of the issued patents within the existing Patent Rights are (A) to the Knowledge of the Seller, valid and enforceable, and (B) in full force and effect. None of the issued patents within the existing Patent Rights have lapsed, expired or otherwise terminated. The Seller has not received any notice relating to the lapse, expiration or other termination of any of the issued patents within the existing Patent Rights, and the Seller has not received any written legal opinion that alleges that, an issued patent within any of the existing Patent Rights is invalid or unenforceable.

(iv)The Seller has not received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the existing Patent Rights who is not a named inventor thereof.

(v)To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the existing Patent Rights.

(vi)There is no pending or, to the Knowledge of the Seller, threatened (in writing), adverse actions, claims, suits or proceedings against the Seller or any of its Affiliates involving the Intellectual Property Rights or the Product. The Seller is not a party to any pending and, to the Knowledge of the Seller, there is no threatened litigation, interference, reexamination, opposition, inter partes or post-grant review, investigation or like procedure involving any of the existing Patent Rights.

(vii)[ * ].

(viii)The Seller has paid all maintenance fees, annuities and like payments required as of the date hereof with respect to each of the existing Patent Rights.

(k)Subsidiaries; Indebtedness. Schedule 3.1(k) of the Disclosure Schedule sets forth a complete list of each of (a) the Seller’s Subsidiaries and (b) after giving effect to the repayment of the Existing Indebtedness of the Seller on the date hereof, the outstanding Indebtedness of the Seller and its Subsidiaries.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Seller’s Subsidiaries are (x) duly incorporated or organized, validly existing and in good standing under its applicable jurisdiction of organization and (y) duly licensed or qualified to do business and in good corporate standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary.

(l)Foreign Corrupt Practices Act. Neither the Seller nor, to the Knowledge of the Seller, any of its directors, officers, employees or agents, while acting on behalf of the Seller, have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Seller or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Seller nor, to the Knowledge of the Seller, any of its directors, officers, employees or agents, while acting on behalf of the Seller, have made or authorized any bribe, improper rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable law, rule or regulation. The Seller further represents that it has maintained, and has caused each of its Subsidiaries to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and designed to ensure that all books and records of the Seller accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets.  To the Knowledge of the Seller, neither the Seller nor any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action by any Governmental Entity related to the FCPA or any other anti-corruption law.  [ * ].

(m)UCC Representation and Warranties.  The Seller’s exact legal name is, and for the immediately preceding ten (10) years has been, “Cytokinetics, Incorporated”.  The Seller is, and for the prior ten years has been, incorporated in the State of Delaware.

(n)Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(o)Public Company Reporting Obligations.  The Seller has filed or furnished (as applicable) with or to the SEC all annual, quarterly and mandatory current reports required to be filed or furnished by the Seller with or to the SEC, and the Seller’s financial statements included therein have been or will be prepared in accordance with accounting principles generally accepted in the United States and such financial statements fairly present in all material respects the financial condition and operating results of the Seller as of the dates, and for the periods, indicated therein, subject in the case of the unaudited financial statements to normal year-end audit adjustments and the absence of footnotes.

(p)Provision of Information. All written information made available by or on behalf of the Seller, as redacted to remove highly confidential information such as chemical, manufacturing and patient details, to the Buyer or its Affiliates in connection with this Agreement was (when provided) and is (as of the date hereof), to the Knowledge of the Seller, subject solely to such redactions, true and accurate in all material respects; and the Seller has not knowingly or negligently failed to disclose to the Buyer any information related to the Product or the Intellectual Property Rights in its or its Affiliates’ control or possession, or of which the Seller is aware, that would be reasonably necessary to make any information related to the Product or the Intellectual Property Rights, as applicable, that has been disclosed to the Buyer prior to the date hereof not misleading in any material respect.

Section 3.2Buyer’s Representations and Warranties.  The Buyer represents and warrants to the Seller that as of the date hereof:

(a)Existence; Good Standing.  The Buyer is an Irish collective asset-management vehicle duly organized, validly existing and in good standing under the laws of Ireland.  The Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business of the Buyer or the ability of the Buyer to enter into and to perform its obligations under this Agreement.

(b)Authorization.  The Buyer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c)Enforceability.  This Agreement has been duly executed and delivered by an authorized person of the manager of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)No Conflicts.  The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any law or Judgment binding upon or applicable to the Buyer except for such contraventions, conflicts, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Buyer to enter into and to perform its material obligations under this Agreement, or (iii) contravene or conflict with or constitute a material default under any material agreement binding upon or applicable to the Buyer.

(e)Consents.  Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f)No Litigation.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened (in writing) before any Governmental Entity to which the Buyer is a party that would reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(g)Financing.  The Buyer has and will have sufficient cash on hand to pay the Purchase Price in accordance with the terms of this Agreement. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h)Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(i)Access to Information.  The Buyer acknowledges that it has (a) reviewed Seller’s documents and information relating to the Product (including any relevant registration statements and periodic reports filed by the Seller with the SEC) and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning the Product, in each case, as it deemed necessary to make an informed decision to enter into this Agreement.  The Buyer has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of entering into the transaction contemplated by this Agreement.

Section 3.3No Implied Representations and Warranties; Reservation of Rights.  The Buyer acknowledges and agrees that, other than the express representations and warranties of the Seller specifically contained in THIS ARTICLE 3, (a) there are no representations or warranties of the Seller either expressed or implied with respect to the Patent Rights, the revenue participation right or otherwise and that the Buyer does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in THIS ARTICLE 3, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees that the Seller or any of its Affiliates OR LICENSEES will receive Marketing Approval and/or any other approvals necessary for the sale or Commercialization of any Product, that the Seller will achieve any sales of the Product or that sales of the Product or the aggregate Royalties due to the Buyer will achieve any specific amount.  Except for the Revenue Participation Right, THE BACK-UP SECURITY INTEREST and Buyer’s rights under Section 5.5, the Buyer further acknowledges and agrees that no licenses, assignments, or other rights under any assets (including the Patent Rights or any other intellectual property RIGHTS) of the Seller and its Affiliates or rights related thereto are granted pursuant to this Agreement, including by implication, estoppel, exhaustion or otherwise.

Article 4

CONDITIONS TO CLOSING

Section 4.1Conditions to the Buyer’s Obligations.  The obligations of the Buyer to consummate the transactions contemplated hereunder on the date hereof are subject to the satisfaction or waiver, at or prior to the date hereof, of each of the following conditions precedent:

(a)The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement on the date hereof, and the Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the date hereof certifying on behalf of the Seller to the effect of the foregoing.

(b)The representations and warranties of the Seller contained in Section 3.1 are true and correct in all material respects on the date hereof; provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) is true and correct in all respects.  The Buyer shall have received a certificate executed by an authorized officer of the Seller on the date hereof certifying on behalf of the Seller to the effect of the foregoing.

(c)The Seller shall have delivered to the Buyer the Seller’s duly executed RP Loan Agreement.

(d)The Buyer shall have received a valid, properly executed Internal Revenue Service Form W-9 certifying that the Seller is exempt from U.S. federal “backup” withholding Tax.

(e)The Seller shall have delivered to the Buyer the legal opinions of Cooley LLP and Sullivan & Worcester LLP, as corporate counsel to the Seller and special counsel to the Seller, respectively, in substantially the form attached hereto as Exhibit B and Exhibit C.

(f)The Buyer shall have received a certificate of the Secretary or an Assistant Secretary of the Seller, dated the date hereof, certifying as to (i) the incumbency of each officer of each such Seller executing this Agreement and (ii) the attached thereto copies of (A) the Seller’s certificate of incorporation, (B) bylaws and (C) resolutions adopted by the Seller’s Board of Directors authorizing the execution and delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

(g)There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(h)There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase, or the Seller’s sale, of the Revenue Participation Right.

(i)The Seller shall have delivered to the Buyer a payoff letter from Silicon Valley Bank and Oxford Finance LLC in respect of the Existing Indebtedness.

(j)The Seller shall have delivered to the Buyer evidence that (i) the Liens securing the Existing Indebtedness have been (or will be on the date hereof) terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension (as defined in the RP Loan Agreement), be terminated.

(k)The Seller shall have delivered an irrevocable notice of termination of the RTW Agreement to RTW (the “RTW Termination Notice”) in accordance with the RTW Agreement and shall have provided to the Buyer evidence of delivery of such notice.

Section 4.2Conditions to the Seller’s Obligations.  The obligations of the Seller to consummate the transactions contemplated hereunder on the date hereof are subject to the satisfaction or waiver, at or prior to the date hereof, of each of the following conditions precedent:

(a)The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement on the date hereof, and the Seller shall have received a certificate executed by a duly authorized person of RP Management, LLC, as administrator of the Buyer on the date hereof certifying on behalf of the Buyer to the effect of the foregoing.

(b)The representations and warranties of the Buyer contained in Section 3.2 are true and correct in all material respects as of the date hereof; provided, that to the extent that any such representation or warranty is qualified by the term “material,” or “material adverse effect” such representation or warranty (as so written, including the term “material” or “material adverse effect”) is true and correct in all respects. The Seller shall have received a certificate executed by an authorized person of RP Management, LLC, as manager of the Buyer on the date hereof certifying on behalf of the Seller to the effect of the foregoing.

(c)The Seller shall have received a valid, properly executed Internal Revenue Service Form W-8BEN-E certifying that the Buyer is exempt from U.S. federal withholding Tax on royalties and eligible for a 0% rate of withholding pursuant to the U.S.-Ireland tax treaty.

(d)The Seller shall have received a certificate of the Secretary of the manager of the Buyer, dated the date hereof, certifying as to the incumbency of the officer executing this Agreement on behalf of the Buyer.

(e)The Buyer shall have delivered to the Seller the Buyer’s duly executed RP Loan Agreement.

(f)There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(g)There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase, or the Seller’s sale, of the Revenue Participation Right.

Article 5

COVENANTS

Section 5.1Reporting.

(a)From and after the date hereof, the Seller shall provide the Buyer (or Buyer’s counsel as provided below) reports (the “Update Report”) setting forth the Intellectual Property Updates, Regulatory Updates, Clinical Updates, Commercial Updates and any material CMC updates, in each case, with respect to the most recently ended calendar quarter on or prior to the Quarterly Deadline for such calendar quarter. The Seller shall also provide the Buyer with such additional information regarding the updates included in each Update Report as the Buyer may reasonably request from time to time. The Seller shall include in each Update Report as applicable any details as to the achievement of any development, sales, regulatory or other milestone event set forth in each Out-License. The Seller shall prepare and maintain, shall cause its Affiliates (if applicable) to prepare and maintain, and use Specified Efforts to include in any future Out-License a provision requiring any counterparty to any such Out-License of the Seller or the Seller’s Affiliates to prepare and maintain, reasonably complete and accurate records of the information to be disclosed in each Update Report and to disclose such information to Seller to enable the disclosures of such information in each Update Report, as contemplated herein. [ * ]. All Update Reports, and the Confidential Information contained therein, shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in Article 8. Notwithstanding the foregoing, (i) in lieu of providing any written Update Reports, at the option of the Seller, the Seller may provide such updates at quarterly telephonic meetings with the representatives of the Buyer, and (ii) the Seller may limit disclosure of any Intellectual Property Updates to Buyer’s counsel.

(b)The Seller may redact or otherwise exclude from any Update Report (i) any information, the redaction or exclusion of which is reasonably required to comply with applicable laws (including those related to patient information and privacy laws) or confidentiality provisions of any Out-License and (ii) any information that does not relate to the Revenue Participation Right, the Patent Rights or the Product; provided that the Seller shall provide to the Buyer a reasonable summary of any information that is redacted, to the extent permitted by applicable law and, solely in the case of information falling under clause (ii) above, to the extent permitted by any obligations of confidentiality to any Third Party.

Section 5.2Royalty Payments; Royalty Reports; Royalty Suspension Event.

(a)From and after the date hereof, the Seller shall pay to the Buyer the Royalty Payment, without any setoff or offset (except as required pursuant to Section 9.16), for such calendar quarter on or prior to the Quarterly Deadline; provided that for any Net Sales made by the counterparty to any Out-License for which payment is received by the Seller fewer than [ * ] calendar days prior to the Quarterly Deadline, such payment to the Buyer will be paid with the following calendar quarter’s Royalty Payment.

(b)If any amounts payable by the Seller shall be overdue for [ * ] Business Days (other than any such unpaid amounts arising as a result of late or improper reporting or late payment by a Licensee or are otherwise subject to a good faith dispute), the Seller shall additionally pay to the Buyer simple interest on the sum outstanding at the rate per annum equal to the lesser of (i) the sum of [ * ] plus the prime rate for the date that payment was due, as published by The Wall Street Journal, Eastern U.S. edition and (ii) the highest rate permitted by law shall apply.  The payment of such interest shall not prevent the Buyer from exercising any other rights it may have as a consequence of the lateness of any payment.

(c)

(i)Concurrently with the payment of each Royalty Payment, the Seller shall deliver a written report setting forth in reasonable detail, (i) the calculation of the Royalty Payment payable to the Buyer for the prior calendar quarter identifying, the number of units of the Product sold by the Seller and its Affiliates and, to the extent available, each counterparty to any Out-License, gross sales generated by or on behalf of the Seller and any of its Affiliates and each counterparty to any Out-License, and a break-down of all permitted deductions from gross sales used to determine Net Sales and the Royalty Payment due to the Buyer and (ii) the cumulative year-to-date aggregate Net Sales for the Product through the end of the prior calendar quarter (the “Royalty Report”); provided that to the extent a counterparty under the Out-License has not provided any requisite information in respect of the Royalty Report with respect to a calendar quarter by the [ * ] calendar day prior to the Quarterly Deadline, the Seller may elect to provide the information in respect of Net Sales by such counterparty in the following calendar quarter’s Royalty Report. The Royalty Report shall be in a form agreed by the parties and reasonably acceptable to the Buyer and the Seller and, to the extent permitted under any applicable confidentiality or disclosure obligations, shall also have attached copies of any royalty reports received by the Seller from Licensees under any Out-Licenses.

(ii)The Seller shall use Specified Efforts to include in each future Out-License a provision requiring the counterparty to such Out-License to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Royalty Report, and to disclose such information to the Seller to enable the disclosures of such information in each Royalty Report, as contemplated herein.  The Seller shall use Specified Efforts to obtain in a timely manner from each such counterparty any information to be disclosed in each Royalty Report, consistent with the terms of the applicable Out-License(s).

(d)The Seller shall be permitted to make prepayments of the Royalty (or apply a portion or all of the Overpaid Royalty, if any) hereunder which shall be credited to future Royalty Payments in such order as directed by the Seller in connection with any such prepayment (or such application in the case of Overpaid Royalty).

(e)[ * ].

Section 5.3Disclosures; Public Announcement.  The parties shall agree upon the Press Release to be issued announcing this Agreement and the other Transaction Agreements.  Except for the Press Release, the Seller’s Current Report on Form 8-K describing the material terms of this Agreement, the other Transaction Agreements and the transactions contemplated by this Agreement and the other Transaction Agreements or any other public announcement using substantially the same disclosure as such Press Release or Form 8-K, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the purchase of the Revenue Participation Right without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law, regulation or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance); provided that (a) no review or consent shall be required with respect to disclosures by either party hereto otherwise previously approved pursuant to this Section 5.3 and (b) notwithstanding anything herein to the contrary, each party hereto may, without the review or consent of the other party hereto, disclose (and nothing herein shall be construed to restrict either party hereto from disclosing) the Purchase Price and the amount and nature of the Revenue Participation Right (and related accounting disclosures of the transactions contemplated hereby) in such party’s periodic reports and financial statements.

Section 5.4Inspections and Audits of the Seller.  From and after the date hereof, upon at least [ * ] written notice and during normal business hours, no more frequently than once in any [ * ] period, the Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller’s books of account for the [ * ] prior to the audit for the purpose of determining the correctness of Royalty Payments made under this Agreement.  Upon the Buyer’s reasonable request not more than [ * ] period while any Out-License remains in effect, the Seller shall exercise any rights it may have under any Out-License relating to the Product to cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of Royalty Payments paid under this Agreement.  Seller shall notify Buyer in writing if it initiates an inspection and/or audit of the books of accounts of any counterparty to an Out-License to the extent such inspection and/or audit is related to the Royalty Payments, and shall provide to Buyer a redacted copy of any report relating thereto within [ * ] Business Days of receipt thereof; provided, that any redactions to such report shall not include any information necessary to determine the correctness of the calculation of the Royalty Payments paid under this Agreement. All of the expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by the Buyer, unless the independent public accounting firm determines that Royalty Payments previously paid were incorrect by an amount greater than [ * ] of the Royalty actually paid for the period reviewed by such public accounting firm in the aggregate, in which case such expenses shall be borne by the Seller.  The terms on which any such independent public accounting firm is engaged shall provide that such independent public accounting firm may not disclose the confidential information of the Seller or any such counterparty to any Out-License relating to the Product to the Buyer, except to the extent such disclosure is either necessary to determine the correctness of Royalty Payments or such confidential information otherwise would be included in a Royalty Report.  All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information of the Seller subject to Article 8 and the independent public accounting firm shall be considered a Representative of Buyer for purposes of Article 8.  Any payment owed by one party to another as a result of the audit (except to the extent the result of such audit is being disputed in good faith by the Seller) shall be made within [ * ] Business Days of receipt of the audit report.  No royalty period will be subject to an audit more than once.

Section 5.5Intellectual Property Matters.

(a)If the Seller recovers and actually receives cash proceeds as damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights in connection with the exploitation of any product, therapy or service intended for use, or actually used, and that actually or prospectively competes with the Product, where such damages (whether in the form of judgment or settlement) are awarded for such infringement of such Patent Rights relating to the Product, (i) cash proceeds will be allocated first to the reimbursement of any expenses incurred by the Seller (and/or its Licensee) in bringing such action (including attorney’s fees) not already reimbursed from other damages awarded under the same action, then (ii) any remaining amount of such cash proceeds will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Patent Rights required under any In-Licenses or licensees of such Patent Rights under any out-licenses, if any, and (iii) any residual cash proceeds of such damages after application of (i) and (ii) will be treated as Net Sales of the Product for purposes of determining the amount of Royalties payable to the Buyer under this Agreement.

(b)The Seller shall provide to the Buyer a copy of any written notice received by the Seller from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of a Product infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Seller related thereto, as soon as practicable and in any event not more than [ * ] Business Days following such delivery or receipt.

(c)The Seller shall promptly inform the Buyer of any infringement by a Third Party of any Patent Right of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware. Without limiting the foregoing, the Seller shall provide to the Buyer a copy of any written notice of any suspected infringement of any Patent Rights delivered or received by the Seller, as well as copies of material correspondence related thereto, as soon as practicable and in any event not more than [ * ] Business Days following such delivery or receipt.

(d)Within [ * ] Business Days of initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement by a Third Party of any Patent Right, the Seller shall provide the Buyer with written notice of such enforcement action.

Section 5.6Efforts to Complete Clinical Trials and Commercialize the Product.  The Seller shall (directly or indirectly through an Affiliate or Licensee or other Third Party) use Specified Efforts to conduct Clinical Trials and any other relevant non-clinical trials and studies and obtain Marketing Approval from [ * ] for the Product: (x) after the date hereof, in at least one Applicable Indication, and (y) after the payment of the oHCM Payment, the nHCM Payment and the Other Indication Purchase Price, in oHCM, nHCM and the Other Indication, respectively.  Without limiting the foregoing, if the primary endpoint(s) for the Triggering oHCM Trial and the Triggering nHCM Trial are met, the Seller shall use Specified Efforts to submit an NDA or an sNDA with the [ * ] for the Product in oHCM or nHCM, as applicable. After the payment of the Other Indication Purchase Price, if the primary endpoint(s) for the first Pivotal Clinical Trial in the Other Indication are met, the Seller shall use Specified Efforts to submit an NDA or an sNDA with the [ * ] for the Product in the Other Indication. Following the issuance of a Marketing Approval of the Product, the Seller (or its Affiliates or a Licensee) shall use Specified Efforts to Commercialize the Product in the indication(s) in such jurisdiction, as applicable.  Unless otherwise agreed pursuant to Section 2.3, the Seller shall have no obligation to research, develop or Commercialize the Product for any Other Indications.

Section 5.7Further Assurances.  The Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

Section 5.8In-Licenses.

(a)Promptly (and in any event within [ * ] Business Days), the Seller shall provide the Buyer with (i) true, correct and complete copies of each In-License executed after the date hereof, and (ii) true, correct and complete copies of each material amendment, supplement, modification to, or written waiver under, an In-License.  All materials delivered by the Seller to the Buyer pursuant to this Section 5.8(a) shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in Article 8. The Seller may redact or otherwise exclude from any of the foregoing (x) any information, the redaction or exclusion of which is reasonably required to comply with applicable laws (including those related to patient information and privacy laws) and (y) any information that does not relate to the Revenue Participation Right, the Patent Rights or the Product, to the extent required by any obligations of confidentiality to any Third Party; provided that the Seller shall provide to the Buyer a reasonable summary of any information that is redacted to the extent permitted by such obligation.

(b)The Seller shall use Specified Efforts to comply in all material respects with its obligations under any material In-Licenses it enters into and shall not intentionally take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [ * ] Business Days, after receipt of any (written or oral) notice from a counterparty to any material In-License or its Affiliates of an alleged material breach under any In-License, the Seller shall provide the Buyer a copy thereof. The Seller shall use Specified Efforts to cure any material breaches by it under any material In- License and shall give written notice to the Buyer upon curing any such breach. The Seller shall provide the Buyer prompt written notice within [ * ] Business Days of any party’s material breach of its obligations under any In-License of which any of the individuals named in the definition of “Knowledge of the Seller” becomes aware, to the extent such material breach is directly related to the Buyer’s rights or Seller’s obligations to Buyer under this Agreement. The Seller shall not terminate any In-License without providing the Buyer prior written notice.

Section 5.9Out-Licenses; RTW Termination.

(a)The Seller may grant, at its sole discretion, Out-Licenses to any Affiliate or Third Party in all or any portion of the world without the Buyer’s consent; provided that such Out-License shall not assign or otherwise convey title to or impose any Lien (other than customary customs, purchase money warehousemen’s and similar Liens on inventory), in favor of any Third Party on any Product Rights, Product Assets or the Revenue Participation Right, other than the grant of the license or sublicense (including the right to exercise Seller’s rights under any associated upstream license to the Seller) to the Licensee.

(b)The Seller shall provide the Buyer prompt written notice within [ * ] Business Days of any counterparty’s material breach of its obligations under any Out-License of which any of the individuals named in the definition of “Knowledge of the Seller” becomes aware, to the extent such material breach is directly related to the Buyer’s rights or Seller’s obligations to Buyer under this Agreement.

(c)The Seller shall include in all Out-Licenses (other than the Existing Out-License) provisions permitting the Seller to audit such licensee and shall use [ * ] to include terms and conditions consistent in all material respects with the Buyer’s rights to audit the Seller set forth in Section 5.4.

(d)The Seller shall provide the Buyer with written notice following the termination of any Out-License.

(e)Promptly (and in any event within [ * ] Business Days), the Seller shall provide the Buyer with (i) true, correct and complete copies of each Out-License executed after the date hereof, and (ii) true, correct and complete copies of each material amendment, supplement, modification to, or written waiver under, an Out-License. All materials delivered by the Seller to the Buyer pursuant to this Section 5.9(e) shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in Article 8. The Seller may redact or otherwise exclude from any of the foregoing (x) any information, the redaction or exclusion of which is reasonably required to comply with applicable laws (including those related to patient information and privacy laws) and (y) any information that does not relate to the Revenue Participation Right, the Patent Rights or the Product, to the extent required by any obligations of confidentiality to any Third Party; provided that the Seller shall provide to the Buyer a reasonable summary of any information that is redacted to the extent permitted by such obligation.

(f)The Seller shall not rescind, revoke, amend or otherwise modify the RTW Termination Notice without the prior written consent of the Buyer, and the Seller shall not, directly or indirectly, take any actions that could reasonably be expected to delay or otherwise negatively impact the termination of the RTW Agreement.

Section 5.10Negative Pledge; Preservation of Assets; Intercreditor Matters.  Prior to the Payment Milestone Date, the Seller shall not, and shall not permit any of its Affiliates to, create, incur, assume or suffer to exist any Lien on the Revenue Participation Right, the Royalty, the Royalty Payments or any of the Product Assets, except for (i) the Back-Up Security Interest and (ii) Permitted Liens.  For the avoidance of doubt, nothing herein shall restrict the Seller or any of its Affiliates from incurring unsecured Indebtedness or Indebtedness secured by assets that are not Product Assets or the Revenue Participation Right.  In connection with the incurrence of any secured Indebtedness permitted under this Agreement, at the request of the Seller, Buyer shall without undue delay enter into, an Acceptable Intercreditor Agreement with the applicable Senior Debt Provider(s).

Section 5.11No Impairment. Notwithstanding anything herein to the contrary, the Seller shall not enter into any contracts or arrangements, or amend, supplement, waive any rights under or otherwise modify any contracts or arrangements with the intent to circumvent the provisions of this Agreement.  For the avoidance of doubt, this Section 5.11 shall not restrict the incurrence of (x) any Permitted Secured Indebtedness, any Permitted Liens or any Indebtedness not prohibited hereunder or (y) any licenses (including, without limitation, any In-Licenses or Out-Licenses) not prohibited hereunder.

Article 6

INDEMNIFICATION

Section 6.1General Indemnity.

(a)The Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Loss suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller provided in this Agreement or (ii) any breach of any of the covenants or agreements of the Seller in this Agreement.

(b)The Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Loss suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer provided in this Agreement or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement.

Section 6.2Notice of Claims.  If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Loss for which indemnification may be sought under this Article 6, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 6 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred.  If any claim, action, suit or proceeding is asserted or instituted by a Third Party (a “Third Party Claim”) with respect to which an Indemnified Party intends to claim any Loss under this Article 6, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding.  A failure by an Indemnified Party to give timely notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 6.2 shall not limit the obligation of the Indemnifying Party under this Article 6, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 6.3Limitations on Liability.  Except for claims arising from a breach of confidentiality obligations under Article 8 or in cases of fraud, gross negligence, or willful misconduct, the indemnification provided for in this Article 6 shall be subject to the following limitations:

(a)The Seller’s maximum liability for breaches of representations or warranties pursuant to Section 6.1(a)(i) shall not exceed an amount equal to [ * ].

(b)The Buyer’s maximum liability pursuant to Section 6.1(b) shall not exceed [ * ].

(c)Except for claims arising from a breach of confidentiality obligations under Article 8 or in cases of fraud, gross negligence, or willful misconduct, no party hereto shall be liable for any lost profits or revenue, lost opportunity or consequential, punitive, special or incidental damages (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any representation, warranty, covenant or agreement of such party (including under this Article 6) in or pursuant to this Agreement. In connection with the foregoing, the parties hereto acknowledge and agree that (i) the Buyer’s damages, if any, for any such action or claim will typically include Losses for payments of the Royalty Payments that the Buyer was entitled to receive in respect of its Revenue Participation Right but did not receive timely or at all due to such indemnifiable event and (ii) the Buyer shall be entitled to make claims for all such missing or delayed payments of Royalties as Losses hereunder, and such missing or delayed Royalties shall not be deemed consequential, punitive, special, indirect or incidental damages.

Section 6.4Third Party Claims.  Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 6.2 of the commencement of any Third Party Claim with respect to which such Indemnified Party intends to claim any Loss under this Article 6, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation.  So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 6.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim; provided, that, if the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, the Indemnified Party may hire its own separate counsel (provided that such counsel is not reasonably objected to by the Indemnifying Party) with respect to such Third Party Claim and the related action or suit, and the reasonable fees and expenses of such counsel shall be considered Losses for purposes of this Agreement. Neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the other; provided that the consent of the Indemnified Party shall not be required if such Judgment or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (b) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (c) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party.  In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (i) the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, such claim in any matter it may reasonably deem to be appropriate, (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible to any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Agreement.  Any party’s assumption of the defense of any Third Party Claim can be made with a reservation of the right to contest the right of Indemnified Party to be indemnified with respect to such claim under this Agreement, and a party’s consent to any settlement of a Third Party Claim shall not be used as evidence of the truth of the allegations in any Third Party Claim or the merits of such Third Party Claim.  Furthermore, the existence of any Third Party Claim shall not create a presumption of any breach by a party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement.

Section 6.5Exclusive Remedy.  Except as set forth in Section 9.13, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 6 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Loss (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert any other claim or action in respect of any such breach.  Notwithstanding the foregoing, claims for common law fraud shall not be waived or limited in any way by this Article 6.

Article 7

Termination

Section 7.1Mutual Termination.  This Agreement may be terminated at any time by mutual written agreement of the Buyer and the Seller.

Section 7.2Automatic Termination.  Unless earlier terminated as provided in Section 7.1 or Section 7.3, this Agreement shall continue in full force and effect until the later of (i) [ * ] days after such time as the Seller is no longer obligated to pay any Royalties under this Agreement (following, for the avoidance of doubt, Marketing Approval by the FDA for the Product) and (ii) [ * ] after the occurrence of a Royalty Suspension Event if Marketing Approval by the FDA is not received for either Applicable Indication by such date, at which point, in either case, this Agreement shall automatically terminate, except with respect to any rights that have accrued prior to such termination.

Section 7.3Termination Upon Product Failure.  Either the Seller or the Buyer may terminate this Agreement upon [ * ] Business Days’ prior written notice following the occurrence of a Product Failure.

Section 7.4Survival.  Notwithstanding anything to the contrary in this Article 7, the following provisions shall survive termination of this Agreement: Section 1.4 (True Sale), Section 5.3 (Disclosures), Section 5.4 (Inspections and Audits of the Seller), Article 6 (Indemnification), Section 7.4 (Survival), Section [ * ], Article 8 (Confidentiality) and Article 9 (Miscellaneous).  Termination of this Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.  Notwithstanding anything in this Agreement to the contrary, Section 9.14 (Relationship of the Parties), Section 9.16 (Withholding) and Section 9.17 (Tax Treatment) shall survive until [ * ] days after the expiration of the applicable statute of limitations.

[ * ]

Article 8

CONFIDENTIALITY

Section 8.1Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties hereto agree that, for the term of this Agreement and for [ * ], each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or transfer and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) directly relating to the Product, the Revenue Participation Right, the Royalty or the transaction contemplated hereunder and delivered pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party or its Representatives in breach of this Agreement;

(d)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use or reference of the Confidential Information;

(e)was disclosed to the Receiving Party, other than under an obligation of confidentiality by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(f)is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 8.2Authorized Disclosure.  Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(a)prosecuting or defending litigation;

(b)complying with applicable laws and regulations, including regulations promulgated by a global stock market or securities exchanges;

(c)complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(d)for regulatory, Tax or customs purposes;

(e)for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(f)disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each of such recipients of Confidential Information must be bound by customary obligations of confidentiality and non-use at least as stringent as those imposed upon the parties pursuant to Section 8.1 prior to any such disclosure;

(g)upon the prior written consent of the Disclosing Party; or

(h)disclosure to actual and potential licensees, acquirors, investors and other sources of funding, including underwriters, debt financing, royalty financing partners, or co-investors, and their respective accountants, financial advisors and other professional representatives (“Financial Advisors”), provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

provided that, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Sections 8.2(a), (b), (c) or (d), it will, except where impracticable, give reasonable advance written notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information.  In any event, the Buyer shall not file or assist any Third Party in filing any patent application based upon or using the Confidential Information of the Seller provided hereunder.

The Receiving Party shall be liable to the Disclosing Party for any breach by its Affiliates or Representatives in the case of any disclosure made by a Receiving Party under Section 8.2(f) and any of its Financial Advisors in the case of any disclosure made by a Receiving Party under Section 8.2(h), if any such Person violates the terms of its confidentiality obligation or any of the terms set forth in this Agreement as if such Person was a party hereto.

The Buyer hereby acknowledges that the Seller may from time to time provide the Buyer with information that may constitute material non-public information with respect to itself and Licensees.  Seller makes no representation or warranty and assumes no duty to inform Buyer whether any information delivered to Buyer pursuant to this Agreement constitutes material non-public information.  The Buyer hereby agrees that it shall not, and shall cause its Affiliates or Representatives to not, trade any securities of the Seller or any Licensee while in possession of any information received by it from the Seller pursuant to this Agreement in violation of securities laws.

Notwithstanding anything set forth in this Agreement, including this Section 8.2, materials and documentation relating to the Seller’s Intellectual Property Rights may be only disclosed to or accessed by Buyer and its attorneys, without further disclosure to any other Representative of Buyer.

Article 9

MISCELLANEOUS

Section 9.1Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Intercreditor Agreement” means, with respect to any secured Indebtedness permitted hereunder, (a) an intercreditor or other agreement between the Buyer and the Senior Debt Provider providing (i) that such Senior Debt Provider shall not, directly or indirectly, contest or challenge, or support any Person in contesting or challenging, the true sale characterization of the sale of the Revenue Participation Right to the Buyer or the Buyer’s rights with respect to the Back-Up Security Interest; (ii) that such Senior Debt Provider shall have the first right of enforcement in any Liens on the Product Assets until the expiration of a standstill period to be agreed; (iii) if the Senior Debt Provider in the course of exercising its enforcement rights with respect to the Product Assets sells or otherwise transfers any Product Assets, such Product Assets shall be transferred subject to the rights of the Buyer with respect to the Revenue Participation Right, the Royalty and the Royalty Payments on terms materially consistent with this Agreement or otherwise satisfactory to the Buyer in its reasonable discretion; (iv) after the occurrence of an insolvency proceeding, the Buyer shall not oppose any disposition of the Product Assets so long as the Product Assets so disposed of are purchased subject to the rights of the Buyer with respect to the Revenue Participation Right, the Royalty and the Royalty Payments on terms materially consistent with this Agreement (including the same or equivalent Liens provided hereunder) or otherwise satisfactory to the Buyer in its reasonable discretion; (v) in the event of any direct or indirect sale, transfer or other disposition of the Product Assets, if such Product Assets are not transferred subject to the rights of the Buyer with respect to the Revenue Participation Right, the Royalty and the Royalty Payments on terms materially consistent with this Agreement (including the same or equivalent Liens provided hereunder) or otherwise satisfactory to the Buyer in its reasonable discretion, then the proceeds from such disposition shall be subject to a waterfall pursuant to which the Buyer shall be entitled to a percentage of the proceeds equal to the then applicable Product Royalty Rate; (vi) other provisions reasonably satisfactory to the Senior Debt Provider and the Buyer consistent with clause (i)-(v) above and consistent with the premise that the Senior Debt Provider shall have the primary right to (x) enforce the Liens with respect to the Product Assets and (y) decide other customary intercreditor matters such as pay-over provisions and provisions regarding DIP financings; and (vii) the Buyer shall not interfere with such Senior Debt Provider enforcing its rights and remedies as a secured creditor under the UCC, any Bankruptcy Laws and any other applicable law (to the extent such enforcement is not inconsistent with clauses (i)-(vi) above), and (b) any other intercreditor agreement between the Buyer and a Senior Debt Provider in form and substance reasonably satisfactory to the Buyer, such Senior Debt Provider and the Seller.

“Additional Purchase Prices” means the oHCM Payment and the nHCM Payment.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.  Solely for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For clarity, the Buyer shall not be considered an Affiliate of the Seller for the purpose of this Agreement.

“Agreement” is defined in the preamble.

“Applicable Indications” means nHCM and oHCM.

“Back-Up Security Interest” is defined in Section 1.4.

“Bankruptcy Laws” means, collectively, in any jurisdiction, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bundled Product” is defined in the definition of Net Sales.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 6.1(a).

“Change of Control” means, with respect to the Seller: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of the Seller’s assets (other than any such sale or other disposition to a Subsidiary or Affiliate of the Seller), on a consolidated basis; or (b) a merger or consolidation as a result of which the shareholders of the Seller immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of the Seller’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for the Seller’s stock or the issuance, sale or exchange of stock of the Seller) if the shareholders of the Seller immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the Seller’s or its successor’s outstanding stock and other securities and the power to elect a majority of the members of the Seller’s or its successor’s board of directors.

“Clinical Trial” means a clinical trial of the Product in humans.

“Clinical Updates” means a summary of any material updates with respect to the Clinical Trials conducted by or on behalf of the Seller or a counterparty to any Out-License, including (a) the progress of each Clinical Trial for the Product (including the number of patients currently enrolled in each such Clinical Trial, the number of sites conducting each such Clinical Trial, and any material modifications to each such Clinical Trial, and any serious adverse events attributed to the Product), and (b) the Seller’s then-existing plans to start new Clinical Trials, in each case since the later of the date hereof and the date of delivery of the prior Clinical Update.

“CMC” means chemistry, manufacturing and controls with respect to the Product.

“Co-Packaged Product” is defined in the definition of Net Sales.

“Commercial Updates” means a summary of material updates with respect to the Seller’s and its Affiliates’ and any licensee’s sales and marketing activities and commercial manufacturing matters with respect to the Product, in each case since the later of the date hereof and the date of delivery of the prior Commercial Update.

“Commercialization” means any and all reasonable activities directed to the commercial manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of the Product whether before or after Marketing Approval has been obtained (including the making, using, importing, selling and offering for sale of the Product), and shall include post-Marketing Approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the Product, importing, exporting or transporting the Product for sale, and regulatory compliance with respect to the foregoing.  When used as a verb, “Commercialize” means to engage in Commercialization.

“Confidential Information” is defined in Section 8.1.

“Control” or “Controlled” means, with respect to Patent Rights and Intellectual Property Rights, that a party has the legal authority or right (whether by ownership, license or otherwise) to grant to the other party a license, sublicense, access or other right (as applicable) under such Patent Rights and Intellectual Property Rights, on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.

“Development Notice” is defined in Section 7.5.

“Disclosing Party” is defined in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule delivered to the Buyer (or to its counsel) by the Seller concurrently with the execution of this Agreement.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Existing Indebtedness” is the indebtedness of Seller to Oxford Finance LLC and Silicon Valley Bank pursuant to that certain Loan and Security Agreement, dated May 17, 2019 (as amended from time to time, including by that certain First Amendment to Loan and Security Agreement dated as November 6, 2019, that certain Second Amendment to Loan and Security Agreement dated as November 7, 2019, that certain Third amendment to Loan and Security Agreement dated as of July 16, 2020, and that certain Fourth Amendment to Loan and Security Agreement dated as of June 30, 2021, entered into by and between Oxford Finance LLC, Silicon Valley Bank and Seller).

“Existing Out-License” is defined in Section 3.1(h)(ii).

“FCPA” is defined in Section 3.1(l).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FFDCA” means the United States Federal Food, Drug and Cosmetics Act, as amended.

“Final Determination Date” is defined in the definition of “Product Royalty Rate.”

“Financial Advisors” is defined in Section 8.2.

“First Commercial Sale” means, the first sale for use or consumption by the general public of the Product. For clarity, First Commercial Sale shall not include any sale or transfer of the Product prior to receipt of Marketing Approval, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales.”

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Indebtedness” of any Person means any indebtedness for borrowed money, obligation evidenced by a note, bond, debenture or similar instrument, or guarantee of any of the foregoing.

“In-License” means any license, settlement agreement or other agreement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license, a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is or was reasonably necessary or useful for the Commercialization of the Product which require royalty, milestone or other payment to such Third Party to use such Patents or other intellectual property rights to Commercialize the Product.

“Initiation” of a Clinical Trial means [ * ].

“Intellectual Property Rights” means, any and all of the following as they are owned or Controlled by the Seller or any Subsidiary or under which the Seller or any Subsidiary may become empowered to grant licenses: (a) the Patent Rights; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, used in the marketing and promotion of the Product; (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above, in each case, as specifically related to the Product; (d) rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing, including samples, in each case, as specifically directly related to the Product; and (e) rights in all Know-How directly related to the Product that is reasonably necessary for the manufacture, use or Commercialization of the Product.

“Intellectual Property Updates” means a list of new Patents issued or filed relating to the Product, or any abandonments or other termination of prosecution with respect to any of the Patent Rights, and any other material information or developments with respect to the Intellectual Property Rights, in each case since the later of the date hereof and the date of delivery of the prior Intellectual Property Update.  For the avoidance of doubt, the Seller shall not be required to include any trade secrets or attorney client privileged information in any Intellectual Property Update.

“Ji Xing” means Ji Xing Pharmaceuticals Limited, a company organized under the laws of the Cayman Islands.

“Ji Xing Collaboration Agreement” means that certain License and Collaboration Agreement, dated as of July 14, 2020, between the Seller and Ji Xing.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).

“Knowledge of the Seller” means the actual knowledge of [ * ], after reasonable due inquiry.

“Licensee” means a licensee under any Out-License.

“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or hypothecation of any kind, in each case to secure payment of a debt or performance of an obligation.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Loss of Market Exclusivity” means, on a country by country basis, the date that is the later of (a) the last patent expiration that includes a valid claim of an issued patent or a pending patent application in such country that covers the composition of matter or the formulation, method of making or method of using the Product in such country, and (b) the expiration of all regulatory exclusivity for the Product in such country; provided that with respect to Ji Xing in the Territory (as defined in the Ji Xing Collaboration Agreement), Loss of Market Exclusivity means the expiration of the Royalty Term (as defined in the Ji Xing Collaboration Agreement).

“Marketing Approval” means, with respect to the Product in any Royalty Purchase Territory, approval from the applicable Regulatory Authority sufficient for the promotion and sale of the Product in such jurisdiction in accordance with applicable law, including, without limitation, a New Drug Application in the United States.

“Material Adverse Effect” means [ * ].

“MHRA” means the Medicines and Healthcare products Regulatory Agency in the United Kingdom, or any successor agency thereto.

“NDA” means a New Drug Application, as defined in the FFDCA and applicable regulations promulgated thereunder by the FDA, or any corresponding non-U.S. application, registration or certification filed with a non-U.S. Regulatory Authority.

“Net Sales” means [ * ]

[ * ]

[ * ]

[ * ]

[ * ]

[ * ]

[ * ]

[ * ].

[ * ].

[ * ].

[ * ].

[ * ].

[ * ].

“nHCM” means non-obstructive hypertrophic cardiomyopathy.

“nHCM Payment” is defined in Section 2.2(c).

“oHCM” means obstructive hypertrophic cardiomyopathy.

“oHCM Payment” is defined in Section 2.2(b).

“Other Indication” means [ * ].

“Other Indication Purchase Price” is defined in Section 2.3.

“Out-License” means any license or other agreement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates grants to such Third Party a license or sublicense of, covenant not to sue under, or other similar rights under any Intellectual Property Right that is reasonably necessary for the Commercialization of the Product in the Royalty Purchase Territory in order for such Third Party to Commercialize the Product; provided, however, that “Out-License” shall not include (a) any research licenses; (b) licenses to distributors, without any other right to Commercialize the Product; (c) agreements granting non-exclusive rights to Intellectual Property Rights that do not grant any right to market, distribute, sell, or promote the Product, including, but not limited to, manufacturing agreements, material transfer agreements and consulting agreements.

“Overpaid Royalty” means the portion of Royalty Payment paid to the Buyer during the period between the Scheduled Funding Date and the Final Determination Date (if any) in an amount equal to the aggregate Net Sales during such period in each country in the Royalty Purchase Territory multiplied by 1%.  For the avoidance of doubt, if (i) the applicable Additional Purchase Price is paid within [ * ] days of the Scheduled Funding Date or (ii) it is finally agreed or adjudicated that the Buyer is not required to pay any Additional Purchase Price, no Overpaid Royalty shall have accrued hereunder.

“Patent Rights” means any and all existing or future Patents that are owned, exclusively in-licensed or otherwise Controlled by the Seller or any Subsidiary or under which the Seller or any Subsidiary is or may become empowered to grant licenses, the subject matter of which is necessary, reasonably useful or actually used for the development, manufacture, use, marketing, promotion, sale or distribution of the Product.

“Patents” means any and all existing and future patents and patent applications, including any continuation, continuation-in-part, division, provisional or any substitute applications, or any patent application claiming priority thereto, including patent applications filed under the Patent Cooperation Treaty or any patent application claiming priority under the Paris Convention, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Payment Milestone Date” means the date that the total amount of Royalty Payments paid to the Buyer equals or exceeds [ * ]% of the amounts funded by the Buyer pursuant to Section 2.2 and Section 2.3 as of the date of determination; provided if such date has not occurred by [ * ], the “Payment Milestone Date” shall be deemed not to have occurred under this Agreement and the Seller shall continue to be bound by the prohibitions in the first sentence of Section 5.10.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) banker’s liens for collection or rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions; (c) any license grant to a licensee under an Out-License or any other licenses not prohibited hereunder; (d) Liens in the nature of right of setoff in favor of counterparties to contractual agreements with the Seller in the ordinary course of business; (e) Liens securing Permitted Secured Indebtedness; and (f) any retained rights of a licensor under any in-license.

“Permitted Secured Indebtedness” has the meaning given to such term in the RP Loan Agreement.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Pivotal Clinical Trial” means any human Clinical Trial of the Product that is designed (as of the time of Initiation of such Clinical Trial) to obtain the results and data to support the filing of a New Drug Application (NDA) (including label expansion but excluding the data that may be necessary to support the pricing and/or reimbursement approval), including so called Phase 2/3 trials and any human Clinical Trial that would satisfy the requirements of 21 § CFR 312.21(c) or corresponding foreign regulations.

“PMDA” means the Pharmaceuticals and Medical Devices Agency in Japan.

“Press Release” means one or more press releases describing this Agreement and the transactions contemplated by this Agreement issued individually by the Buyer and/or the Seller in form reasonably satisfactory to the other party.

“Product” means any pharmaceutical that contains the Seller’s proprietary small molecule cardiac myosin inhibitor product, referred to as aficamten (also formerly known as CK-274), and any current or future forms thereof, including any reformulations, prodrugs, metabolites, racemates, deuterated forms, pharmaceutical hydrates, solvates, salts, crystalline, bases, esters, isomers, optical isomers, or polymorphs thereof, in any strength, form, formulation, regimen, administration or delivery route.

“Product Assets” means the Seller’s and its Affiliates’ rights, title and interests in the Product (including all inventory of the Product) and Product Rights owned, licensed or otherwise held by the Seller or any of its Affiliates and any proceeds thereof, including all accounts receivable and general intangibles resulting from the sale, license or other disposition of Product by the Seller or its Affiliates; provided, however, that, upon a Change of Control of the Seller, no Product Rights owned, in-licensed or otherwise held by the acquiring entity (or any of its Affiliates existing prior to such Change of Control or acquired after such Change of Control) as of immediately prior to the closing of such Change of Control (or in the case of an acquired Affiliate, as of immediately prior to the closing of such acquisition) or any Patents determined to have priority to any Patent Rights included therein or other intellectual property rights will be deemed “owned, licensed or otherwise held” for the purposes of this definition.  Notwithstanding the foregoing, “Product Assets” shall not include raw materials, work in progress, deposit or securities accounts, chattel paper, instruments, cash or cash equivalents.

“Product Failure” means, with respect to the Product, the occurrence of: [ * ].

“Product Rights” means any and all of the following: (a) Intellectual Property Rights, (b) regulatory filings, submissions and approvals with or from any Regulatory Authorities specifically related to the Product, including any clinical data thereunder, (c) In-Licenses, and (d) Out-Licenses; provided that Product Rights shall only include those related to the Applicable Indications until such time as the Other Indication Purchase Price is paid, and following the payment of the Other Indication Purchase Price, Product Rights shall include those related to all Product indications.

“Product Royalty Rate” means the percentage of annual worldwide Net Sales of the Product during a calendar year that is applicable in accordance with the table immediately below:

Annual Worldwide Net Sales	Product Royalty Rate
Less than or equal to $1,000,000,000	4.50%
Greater than $1,000,000,000	3.50%

provided that in the event that (i) the Seller and the Buyer fail to agree on mutually acceptable additional purchases or royalties to fund the development of the Product in any Other Indication pursuant to Section 2.3 and the Buyer has not paid to the Seller the Other Indication Purchase Price and (ii) the Product receives Marketing Approval in the United States for (x) oHCM and (y) any Other Indication, beginning with the calendar quarter during which such Marketing Approvals in subclauses (x) and (y) have been received, the then applicable Product Royalty Rate shall be revised in accordance with the table immediately below:

Annual Worldwide Net Sales	Product Royalty Rate
Less than or equal to $1,000,000,000	4.50%
Greater than $1,000,000,000	2.50%

provided further that the 3.5% Product Royalty Rate in the first table above shall be reduced to [ * ]% and the 2.50% Product Royalty Rate in the second table above shall be reduced to [ * ]% if [ * ].

Notwithstanding the foregoing, on a country-by-country basis, the Product Royalty Rate applicable to Net Sales by any Licensee in any country after Loss of Market Exclusivity in such country shall not exceed the royalty rate payable by such Licensee to the Seller for such Net Sales in such country.

“Purchase Price” is defined in Section 1.2.

“Quarterly Deadline” means: (i) with respect to each of the first three calendar quarters in each calendar year, forty-five (45) calendar days after the end of such calendar quarter and (ii) with respect to last calendar quarter in each calendar year, seventy-five (75) calendar days after the end of such calendar quarter.

“Receiving Party” is defined in Section 8.1.

“REDWOOD-HCM” means the Clinical Trial entitled Randomized Evaluation of Dosing With CK-274 in Obstructive Outflow Disease in HCM.

“Regulatory Authority” means any national or supranational governmental authority, including, without limitation, the FDA, the EMA, the MHRA, the PMDA, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

“Regulatory Updates” means a summary of material information and developments that would reasonably be expected to materially impact the Product with respect to any regulatory filings or submissions made to the FDA, the EMA, the MHRA or other Regulatory Authority since the later of the date hereof and the date of delivery of the prior Regulatory Update.

“Reinstatement Development” is defined in Section 7.5.

“Representative” means, with respect to any Person, (a) any direct or indirect stockholder, member or partner of such Person and (b) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.

“Revenue Participation Right” means all of the Seller’s right, title and interest in, to and under the Royalty (including the right to receive the Royalty Payments), whether now owned or existing or hereafter arising or acquired, together with all proceeds thereof, for the term of this Agreement subject to the terms and conditions set forth herein.

“Royalty” means an undivided percentage ownership interest of Net Sales, in a percentage equal to the aggregate Net Sales during each calendar quarter in each country in the Royalty Purchase Territory multiplied by the then applicable Product Royalty Rate.

“Royalty Payment” means an amount payable to the Buyer equal to the aggregate Net Sales during the applicable calendar quarter in each country in the Royalty Purchase Territory multiplied by the then applicable Product Royalty Rate.

“Royalty Purchase Territory” means worldwide.

“Royalty Report” is defined in Section 5.2(b).

[ * ]

“RP Loan Agreement” means that certain development funding loan agreement, of even date herewith, between the Seller (as borrower thereunder) and Royalty Pharma Development Funding, LLC (as lender(s) thereunder) and the agreements and instruments contemplated thereby.

“RTW” means RTW Investments ICAV.

“RTW Agreement” means that certain Funding Agreement, dated July 14, 2020, between Seller and RTW (as successor in interest to RTW Royalty Holdings Designated Activity Company (f/k/a Dolya Holdco 19 Designated Activity Company).

“RTW Termination Notice” is defined in Section 4.1(k).

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Seller, any of its Affiliates or any Regulatory Authority relating to an alleged lack of safety or regulatory compliance of a Product.

“Scheduled Funding Date” is defined in the definition of “Product Royalty Rate.”

“SEC” means the Securities and Exchange Commission.

“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 6.1(b).

“Senior Debt Provider” means, collectively, the lenders or providers (or its or their agents or representatives, as applicable) of Indebtedness secured by Lien(s) on any of the Product Assets that enter into an Acceptable Intercreditor Agreement executed and delivered by the Buyer, the Seller, and the applicable Senior Debt Provider.

“Similarly Situated Company” shall mean [ * ].

“sNDA” means a supplemental New Drug Application, as defined in the FFDCA and applicable regulations promulgated thereunder by the FDA, or any corresponding non-U.S. application, registration or certification filed with a non-U.S. Regulatory Authority.

“Specified Efforts” means, [ * ].

“Subsidiary” means with respect to the Seller any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Seller directly or indirectly through one or more intermediaries.

“Tax” or “Taxes” means any present or future U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party” means any Person other than the parties hereto (or an Affiliate of such parties).

“Third Party Claim” is defined in Section 6.2.

“Total Net Payments” means as of any date of determination:

(a)the aggregate amount of all Royalty Payments remitted to, or otherwise received by, Buyer pursuant to this Agreement as of such date (including any payments made pursuant to Section 5.5(a)), less

(b)all overpayments of Royalty Payments under this Agreement required to be, and actually, reimbursed by the Buyer to the Seller pursuant to Section 5.4 but only to the extent that such overpayments have been included in the calculation under the immediately preceding clause (a), and provided that no prepayment made by the Seller pursuant to Section 5.2(d) shall be deemed an overpayment of Royalty Payments due to the Buyer hereunder provided such credit occurs.

“Transaction Agreements” means, collectively, this Agreement, the Bill of Sale and the RP Loan Agreement.

“Triggering nHCM Trial” is defined in Section 2.2(c).

“Triggering oHCM Trial” is defined in Section 2.2(b).

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Update Report” is defined in Section 5.1(a).

Section 9.2Certain Interpretations.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)references to a Person are also to its permitted successors and assigns;

(e)definitions are applicable to the singular as well as the plural forms of such terms;

(f)unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(h)references to an agreement or other document include references to any annexes, exhibits and schedules attached thereto; and

(i)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Section 9.3Headings.  The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and any Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 9.4Notices.  All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.4:

If to the Seller, to it at:

Cytokinetics, Incorporated

350 Oyster Point Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Telephone: [ * ]

Facsimile: [ * ]

Email: [ * ]

with a copy to:

Cooley LLP

101 California Street,

San Francisco, CA 94111

Attention: Gian-Michele a Marca

Telephone: [ * ]

Facsimile: [ * ]

Email: [ * ]

If to the Buyer, to it at:

Royalty Pharma Investments 2019 ICAV

110 E. 59th Street, Suite 3300

New York, New York 10022

Attention: George Lloyd

Email: [ * ]

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Arthur R. McGivern, Jacqueline Mercier & Robert M. Crawford, Jr.

Email: [ * ]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, with an acknowledgment of receipt being produced by the recipient’s email account, (iii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 9.5Expenses.  Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 9.6Assignment.  The Seller shall not sell, convey, assign, dispose, pledge, hypothecate or otherwise transfer this Agreement, any of its rights or obligations hereunder, without the Buyer’s prior written consent, except in connection with the sale, license or transfer of all or substantially all of the Seller’s business or assets related to the Product (including this Agreement), whether by merger, sale of assets, license, reorganization or otherwise; provided that, in each case upon closing of any such transaction, the Seller causes such Affiliate or Third Party, as applicable, to deliver a writing to the Buyer in which it assumes all of the obligations of the Seller to the Buyer under this Agreement; provided that nothing in this Section 9.6 shall restrict the grant or incurrence of Permitted Liens.  The Buyer may assign this Agreement in whole or in part (it being understood that the Buyer shall remain liable for its or its assignees’ obligations under this Agreement); [ * ].  Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.  Any purported sale, conveyance, assignment, disposition, pledge, hypothecation or transfer in violation of this Section 9.6 shall be null and void.

Section 9.7Amendment and Waiver.

(a)This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto.  Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 9.8Entire Agreement.  This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 9.9No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 9.10Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.11JURISDICTION; VENUE.

(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS.  THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.4 HEREOF.

(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT.  EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.12Severability.  If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 9.13Specific Performance.  Each of the parties acknowledges and agrees that the other party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, notwithstanding Article 6, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 9.14Relationship of Parties.  The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates.  This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes.  The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Section 9.15Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 9.16Withholding.

(a)Each party shall be entitled to deduct and withhold from the payments otherwise required pursuant to this Agreement any such Taxes as the party may be required to deduct and withhold with respect to any such payments under applicable law (it being understood that, solely with respect to U.S. federal withholding Tax, a party shall not make any such deduction or withholding if such party has received a valid, properly executed Internal Revenue Service Form W-9 or W-8BEN-E, as applicable, certifying that other party or the relevant assignee, as applicable, is exempt from U.S. withholding Tax or U.S. federal withholding Tax on royalties pursuant to the U.S.-Ireland tax treaty, as applicable).  If a party is required by applicable law to deduct and withhold any Taxes from any such payment, such party shall (i) use commercially reasonable efforts to provide advance written notice of any intention to withhold or deduct any Taxes from such payments to the other party, and (ii) to the extent any such withholding or deduction requirement cannot be mitigated pursuant to clause (b) below, pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable law.  To the extent that amounts are so deducted or withheld and paid to the relevant Governmental Entity, except as set forth in the following sentence such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the applicable party. Notwithstanding this Section 9.16(a), if, as a result of a Withholding Action by the Seller (including any assignee or successor), withholding is required by applicable law and the amount of such withholding exceeds the amount of withholding that would have been required if the Seller had not committed the Withholding Action, then the Seller shall pay an additional amount to the Buyer such that, after withholding from the payment contemplated by this Agreement and such additional amount, the Buyer receives the same amount as it would have received from the Seller absent such Withholding Action by the Seller.  For the avoidance of doubt, if as a result of a Withholding Action by the Buyer (including any assignee or successor, including any transfer pursuant to Section 9.6) the amount of withholding under the law of the applicable jurisdiction exceeds the amount of such withholding that would have been required in the absence of such Withholding Action by the Buyer, the Seller shall be required to pay an additional amount only to the extent that the Seller would be required to pay any additional amount to the Buyer pursuant to the preceding sentence if the Buyer had not committed such Withholding Action. For purposes of this Section 9.16(a), “Withholding Action” by a party means (i) a permitted assignment or sublicense of this Agreement (in whole or in part) by such party to an Affiliate or a Third Party in a different jurisdiction; (ii) the exercise by such party of its rights under this Agreement (in whole or in part) through an Affiliate or Third Party in a different jurisdiction (or the direct exercise of such rights by an Affiliate of such party outside of the applicable jurisdiction); (iii) a redomiciliation of such party, an assignee or a successor to a jurisdiction outside of the applicable jurisdiction; and (iv) any action taken after the date of this Agreement by such party that causes this Agreement or any payment contemplated by this Agreement to become subject to tax (including by virtue of withholding or deduction) in any additional jurisdictions after the date of this Agreement.

(b)The Buyer and the Seller hereby agree to cooperate in good faith to mitigate the amount of any of such Taxes which the Seller must withhold or deduct pursuant to this Section 9.16, provided, however, that the Buyer shall determine in its sole discretion whether, or the extent to which, its investors shall be involved or be required to be involved in connection with the foregoing.

(c)Notwithstanding anything herein to the contrary, (i) the parties hereunder shall make all payments required to be made pursuant to this Agreement in U.S. dollars by wire transfer of immediately available funds to the bank account designated in writing from time to time by the other party, and (ii) any such payments made by the Buyer shall be made so long as the Seller has provided to the Buyer a valid, properly executed Internal Revenue Service Form W-9 without set-off, reduction or deduction, or withholding for or on account of any U.S. federal withholding taxes.

(d)Provided that Buyer has provided an Internal Revenue Service Form W-9 or W-8BEN-E, as applicable, certifying that it is exempt from U.S. federal withholding Tax on royalties pursuant to the U.S.-Ireland tax treaty, the Buyer and Seller agree that as of the date hereof, the Seller is not required to deduct or withhold any Taxes with respect to any payments required to be made pursuant to this Agreement.

Section 9.17Tax and Accounting Treatment. The Buyer and the Seller agree to treat, for U.S. federal income and other applicable tax purposes, (i) the transactions contemplated by this Agreement as a contractual sale arrangement between the Buyer and the Seller and not as indebtedness of the Seller, (ii) Buyer’s payment of the Purchase Price as received by the Seller in a taxable transaction, (iii) the Seller’s payment of the Royalty Payments as received by the Buyer in a taxable transaction and (iv) this Agreement as not giving rise to a partnership or similar arrangement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity.  Each of the Buyer and the Seller shall file all applicable Tax returns consistent with this Section 9.17. If there is an inquiry by any Governmental Entity of the Buyer or the Seller related to this Section 9.17, the Buyer and the Seller shall cooperate with each other in responding to such inquiry in a commercially reasonable manner consistent with this Section 9.17.  The Buyer and the Seller agree that, if either determines in good faith that any provision hereunder is inconsistent with such treatment, the Buyer and Seller shall substitute, by mutual consent, provisions consistent with such intended tax treatment for such inconsistent provision, and such provisions shall be effective as of the date such substitution is made.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent a party from reporting the transactions contemplated hereby in a manner required by GAAP.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER:

Cytokinetics, Incorporated

By:	/s/ Robert I. Blum
Name:	Robert I. Blum
Title:	President & Chief Executive Officer

BUYER:

ROYALTY PHARMA INVESTMENTS 2019 ICAV

By:	RP Management, LLC, its Manager and lawfully appointed attorney

By:	/s/ George Lloyd
Name:	George Lloyd
Title:	EVP & General Counsel